MTBC Signs Acquisition Agreement that could Increase Revenues by at least 50%

SOMERSET, N.J., May 7, 2018 (GLOBE NEWSWIRE) — MTBC (NASDAQ: MTBC) (NASDAQ: MTBCP), a leading provider of cloud-based healthcare IT and revenue cycle management solutions, today announced that it has entered into an Asset Purchase Agreement (“APA”) to acquire substantially all of the revenue cycle, practice management, and group purchasing organization assets of Orion Healthcorp, Inc. and 13 of its affiliate companies (together “Orion”), as the primary bidder in a Section 363 sale under the U.S. Bankruptcy Code. Upon a successful closing, management expects the transaction would increase MTBC’s annualized revenues by at least 50%.

“The Orion acquisition has the potential to be transformative,” said Stephen Snyder, MTBC Chief Executive Officer. “Our last major acquisition enabled us to achieve record revenue growth and earnings during 2017 as we helped our acquired customers increase practice collections and leverage our industry leading platform. With Orion, we see an even greater opportunity to add value to Orion’s customers, its employees, and our shareholders, as we have done with prior transactions.”

“At closing, the Orion transaction would likely expand our service offerings to include long-term practice management services, niche hospital offerings, and a pharmaceutical group purchasing organization that provides discounts to its physician customers,” said Snyder. “These new offerings and customer relationships present compelling opportunities for cross-selling our solutions and driving additional growth.”

“The opportunity presented by Orion is tailor-made for MTBC,” said Bill Korn, MTBC Chief Financial Officer. “Our highly scalable proprietary technology and processes, experienced team, and strong balance sheet have made us the leading consolidator in our space. We are uniquely equipped to succeed with the Orion transaction, having successfully integrated MediGain’s business, which faced a similar situation before we purchased their assets 20 months ago. That transaction allowed MTBC to grow revenues by 30% in 2017 and achieve record profitability, and after successful integration of Orion, we expect to be able to grow our annualized revenues by at least another 50%, to achieve a scale which will allow us to further expand our profit margins.”

Orion provides revenue cycle management and other services to independent healthcare practices and hospitals throughout the country. Orion maintains offices in 10 states and employs more than 300 team members.

Under the APA, MTBC would acquire most of Orion’s assets, including customer contracts, accounts receivable, certain equipment, and goodwill, free and clear of all liabilities except for those that are expressly assumed. The purchase price, which MTBC expects to pay from its available cash balance, is expected to be between $10 and $12 million, but is subject to adjustment or the receipt of higher offers.

Global investment bank, Houlihan Lokey (NYSE: HLI), is advising the sellers in this transaction. The sale process will be administered by the United States Bankruptcy Court for the Eastern District of New York (the “Court”) and governed by the United States Bankruptcy Code. Other interested parties will be provided the opportunity to submit bids prior to a deadline set by the Court. If other qualified bids are submitted, an auction process will be conducted, in which case the agreement with MTBC would set the floor value for the auction. Approval of a final sale to either MTBC or a competing bidder is expected to take place shortly after completion of an auction. The transaction is expected to close within 60 to 90 days, subject to customary closing conditions. Additional information regarding this transaction, including a list of the Orion entities from whom MTBC is acquiring assets, can be found in MTBC’s filing on Form 8-K with the Securities and Exchange Commission, dated May 7, 2018.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

Follow MTBC on Twitter, LinkedIn and Facebook.

Forward Looking Statement

This press release contains various forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

We cannot provide any assurances that the transaction described in this press release will be consummated, or that if consummated, it will be consummated on the terms as described in this press release.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this press release include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to the Company’s ability to manage growth, migrate newly acquired customers and retain new and existing customers, maintain cost-effective global operations, increase operational efficiency and reduce operating costs, predict and properly adjust to changes in reimbursement and other industry regulations and trends, retain the services of key personnel, and other important risks and uncertainties referenced and discussed under the heading titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

732-873-5133